Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-180168, 333-200685, and 333-221895 on Form S-8 of Electromed, Inc. of our report dated August 22, 2023, relating to the financial statements of Electromed, Inc., appearing in this Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2023.

/s/ RSM US LLP

Rochester, Minnesota

August 22, 2023